Exhibit (a)(1)(D)
ASPECT MEDICAL SYSTEMS, INC. NOTICE OF WITHDRAWAL
The exchange offer and withdrawal rights expire at 11:59 p.m., Eastern Time, on July 10, 2009 unless the exchange offer is extended.
INSTRUCTIONS TO NOTICE OF WITHDRAWAL
Note: Concepts and terms used in this Notice of Withdrawal are further described and defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated June 8, 2009, as amended on June 26, 2009, referred to herein as the Offer to Exchange. Please read the Offer to Exchange in its entirety.
     If you previously elected to accept the offer by Aspect Medical Systems, Inc., which we refer to as Aspect, we or us, to exchange all of your outstanding eligible options for new options, subject to the terms and conditions set forth in the Offer to Exchange, and you would like to change your election and withdraw the tender of your eligible options, you must complete and sign this Notice of Withdrawal and return it to Aspect so that we receive it before the expiration date, which is 11:59 p.m., Eastern Time, on July 10, 2009 (or such later expiration date as may apply if the exchange offer is extended).
     Once the Notice of Withdrawal is signed and complete, please return it to Aspect by one of the following means:
By Mail or Courier
Aspect Medical Systems, Inc.
One Upland Road
Norwood, Massachusetts 02062
Attention: Kelley Forrest, Sr. Director, Human Resources
Phone: (617) 559-7110
By Facsimile
Aspect Medical Systems, Inc.
Attention: Kelley Forrest, Sr. Director, Human Resources
Facsimile: (617) 344-6126
By Hand or Interoffice Mail
Attention: Kelley Forrest, Sr. Director, Human Resources
By Email (By PDF or similar imaged document file)
kforrest@aspectms.com
     The method of delivery is at your own election and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered eligible options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an eligible optionholder, any previously tendered eligible options will be cancelled and exchanged pursuant to the exchange offer.
     You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be provided on this Notice of Withdrawal.
     If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before 11:59 p.m., Eastern Time, on July 10, 2009 (or such later expiration date as may apply if the exchange offer is extended), please contact Kelley Forrest, Sr. Director, Human Resources, by phone at (617) 559-7110 or by email at kforrest@aspectms.com to confirm that we have received your Notice of Withdrawal.
YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO
WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS.

CONFIDENTIAL
NOTICE OF WITHDRAWAL

To:	Aspect Medical Systems, Inc.
One Upland Road
Norwood, Massachusetts 02062
Attn: Kelley Forrest, Sr. Director, Human Resources
Facsimile: (617) 344-6126
Email: kforrest@aspectms.com
     I previously received a copy of the Offer to Exchange, dated June 8, 2009, as amended on June 26, 2009, and the Election Form. I signed and returned the Election Form, in which I elected to tender all of my eligible options. I understand that Aspect will not accept any conditional or partial returns of individual eligible options and that, if I wish to withdraw my election, I must withdraw my election as to all of my eligible options.
     I understand that, by signing this Notice of Withdrawal and delivering it to Aspect, I withdraw my acceptance of the exchange offer with respect to all of my eligible options and reject the exchange offer. By rejecting the exchange offer with respect to all of my eligible options, I understand that I will not receive new options in exchange for those eligible options and I will retain those eligible options with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that Aspect has made no representations or warranties to me regarding my rejection of the exchange offer. The withdrawal of the eligible options is at my own discretion. I agree that Aspect will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the eligible options listed above.
     I elect to withdraw all of the eligible options that I previously chose to exchange pursuant to the exchange offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Signature of Eligible Optionholder	Date

Name of Eligible Optionholder (please print or type)	Social Security Number or Tax
I.D. Number of Eligible
Optionholder
NOTE TO ELIGIBLE OPTIONHOLDERS IN COMMUNITY PROPERTY STATES
     If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible options, in order to elect to withdraw those eligible options, your spouse must execute the Spousal Consent below. Under the Spousal Consent, your spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Notice of Withdrawal. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

     Your failure to provide your spouse’s signature constitutes your representation and warranty to Aspect that either you are not married or your spouse has no community or other marital property rights in the eligible options or new options that would have been issued in exchange for those eligible options pursuant to the terms and conditions of the exchange offer. You should consult your personal outside advisors if you have questions about the Spousal Consent below.
SPOUSAL CONSENT
     The undersigned spouse of the optionholder who has executed this Notice of Withdrawal above has read and hereby approves the submission of this Notice of Withdrawal. The undersigned agrees to be irrevocably bound by this Notice of Withdrawal and further agrees that any community property interest of the undersigned will similarly be bound by this Notice of Withdrawal. The undersigned appoints the eligible optionholder who has executed this Notice of Withdrawal above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Notice of Withdrawal.

Signature of Spouse	Date

Name of Spouse (please print or type)